Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports Second Quarter 2011 Results
MIDDLEFIELD, OHIO, August 4, 2011 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (OTCQB: MBCN) today announced results for the second quarter of 2011. Net income totaled $720,000 for the quarter ended June 30, 2011, representing earnings per diluted share of $0.44. In comparison, earnings per diluted share were $0.45, on net income of $715,000, for the second quarter of 2010.
Net income for the first six months of 2011 was $1,722,000 or $1.10 per diluted share. For the same period of 2010, net income of $1,360,000 equated to $0.87 per diluted share.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the 2011 second quarter were 7.22% and 0.45%, respectively, compared with 7.48% and 0.47% for the second quarter of 2010. ROE and ROA were 8.89% and 0.55%, respectively, for the six month period of 2011. Comparable results for the 2010 six month period were 7.27% and 0.46%, respectively.
“We are pleased with our earnings position for the second quarter of 2011,” stated Thomas G. Caldwell, President and Chief Executive Officer, “This is especially true as we seek to navigate through a very uncertain economic environment.”
“We remain cautiously optimistic that a transition in that environment will begin near the end of 2011. We will continue to remain firmly focused on delivering excellent customer service, increasing value to our shareholders, and operating our company under safe and sound banking principles,” Caldwell concluded.
For the second quarter of 2011, net interest income increased $531,000, or 11.6% from the same period last year. A decrease of $369,000 in interest on deposits was the leading factor in this improvement. Similarly, for the first six months of 2011, net interest income was $1,494,000 above the figure reported for the 2010 first half. An increase of $524,000 in interest income coupled with a decrease in interest expense of $970,000 were the components of the shift.

The net interest margin for the three months ended June 30, 2011 was 3.64% compared to 3.49% for the same period of 2010. For the six month periods, the net interest margin for 2011 was 3.66%, with 2010 being 3.39%.
“Our net interest margin continues to show positive movement,” commented Donald L. Stacy, Chief Financial Officer. “However, the challenges relative to consistent net interest margin improvement are far from over. The Fed’s policy of maintaining a continued low rate environment has led to aggressive pricing on the part of many of our competitors.”
For the three months ended June 30, 2011, management added $700,000 to the allowance for loan losses, being only a slight increase from the $690,000 recorded for the same period the prior year. The comparable six months figures are $1,565,000 for 2011 and $1,129,000 for 2010. The increased loan loss provision on a year-to-date basis for 2011 was related to a higher level of charge-offs and an increase in the general allocation for loan losses. Net charge-offs for 2011 were $759,000, or 0.20% of average loans. The allowance for loan losses at June 30, 2011 stood at $7,027,000, or 1.82% of total loans. At June 30, 2010, the allowance for loan losses was $5,834,000, representing 1.60% of total loans.
Noninterest income for the second quarter of 2011 was $594,000, and continues to be tempered by certain regulatory changes including those mandated by the Dodd-Frank Act. The first half of 2011 saw the company report noninterest income of $1,293,000, down only $1,000 from the prior year.
Noninterest expense for the second quarter of 2011 totaled $4,292,000, an increase of $464,000, from the same period last year. The two largest components of this increase were salaries and benefits, which was up $231,000, and loss on the sale of other real estate owned of $230,000. The increased employee costs reflect increased headcounts, primarily related to special assets/collections, credit analysis, and regulatory compliance. For the first half of 2011, total noninterest expense of $7,997,000 was $611,000 above the 2010 comparable period.
Balance Sheet Growth
The company’s total assets as of June 30, 2011 stood at $639.6 million, an increase of 1.2% over the $632.2 million in total assets reported at December 31, 2010. Net loans at June 30, 2011, were $378.3 million, up $12.0 million, or 3.3%, over the $366.3 million reported at December 31, 2010. Total deposits at the end of the second quarter 2011 were $569.7 million or 0.8% greater than the deposit level of $566.3 million at December 31, 2010. Stockholders’ equity at June 30, 2011, was $42.3 million. Book value per share as of June 30, 2011, was $25.58.
Dividends
During the second quarter of both 2011 and 2010, Middlefield paid cash dividends of $0.26 per share.
Middlefield Banc Corp. headquartered in Middlefield, Ohio is a multi-bank holding company with total assets of $639.6 million. The company’s lead bank, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Cortland, Garrettsville, Mantua, Middlefield, Newbury, and Orwell. The company also serves the central Ohio market through its Emerald Bank subsidiary, with offices in Dublin and Westerville, Ohio. Additional information is available at www.middlefieldbank.com and www.emeraldbank.com
This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2011 and 2010 and December 31, 2010

	(unaudited)		(unaudited)
Balance Sheet (period end)	June 30,	December 31,	June 30,
(Dollar amounts in thousands)	2011	2010	2010

Assets
Cash and due from banks	$15,540	$10,473	$15,065
Federal funds sold	19,364	20,162	22,152
Interest-bearing deposits in other institutions	—	—	124

Cash and cash equivalents	34,904	30,635	37,341
Investment securities available for sale	193,821	201,772	178,963
Loans:	385,339	372,498	364,762
Less: reserve for loan losses	7,027	6,221	5,834

Net loans	378,312	366,277	358,928
Premises and equipment	7,939	8,179	8,360
Goodwill	4,559	4,559	4,559
Bank-owned life insurance	8,118	7,979	7,839
Accrued interest receivable and other assets	11,921	12,796	10,949

Total Assets	$639,574	$632,197	$606,939

	June 30,	December 31,	June 30,
	2011	2010	2010
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$58,219	$53,391	$51,118
Interest bearing demand deposits	55,315	48,869	40,055
Money market accounts	74,482	71,105	65,275
Savings deposits	160,141	146,993	131,818
Time deposits	221,588	244,893	244,829

Total Deposits	569,745	565,251	533,095
Short-term borrowings	6,787	7,632	7,201
Other borrowings	18,694	19,321	25,040
Accrued interest and other liabilities	2,045	1,971	1,995

Total Liabilities	597,271	594,175	567,331

Common equity	29,485	28,429	28,201
Retained earnings	16,712	15,840	15,504
Accumulated other comprehensive income	2,840	487	2,637
Treasury stock	(6,734)	(6,734)	(6,734)

Total Stockholders’ Equity	42,303	38,022	39,608

Total Liabilities and Stockholders’ Equity	$639,574	$632,197	$606,939

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
June 30, 2011 and 2010
(Dollar amounts in thousands)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
INTEREST INCOME
Interest and fees on loans	$5,399	$5,299	$10,700	$10,396
Interest-bearing deposits in other institutions	2	3	4	7
Federal funds sold	4	12	13	23
Investment securities
Taxable interest	1,289	1,339	2,612	2,542
Tax-exempt interest	702	647	1,400	1,239
Dividends on FHLB Stock	25	32	51	49

Total interest income	7,421	7,332	14,780	14,256
INTEREST EXPENSE
Deposits	2,004	2,373	4,041	4,858
Short term borrowings	59	62	118	120
Other borrowings	104	183	213	373
Trust preferred securities	137	128	273	264

Total interest expense	2,304	2,746	4,645	5,615

NET INTEREST INCOME	5,117	4,586	10,135	8,641

Provision for loan losses	700	690	1,565	1,129

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	4,417	3,896	8,570	7,512

NONINTEREST INCOME
Service charges on deposits	416	433	844	848
Earnings on bank-owned life insurance	66	65	139	132
Other income	149	169	332	287
Net securities gains (losses)	(37)	18	(22)	27

Total non-interest income	594	685	1,293	1,294
NONINTEREST EXPENSE
Salaries and employee benefits	1,944	1,713	3,634	3,224
Occupancy expense	223	217	495	493
Equipment expense	155	204	313	402
Data processing costs	173	172	353	415
Ohio state franchise tax	97	134	225	270
FDIC assessment	272	190	497	392
Professional fees	185	188	396	380
Loss on sale of other real estate owned	323	93	303	214
Other operating expense	920	917	1,781	1,596

Total non-interest expense	4,292	3,828	7,997	7,386

Income before income taxes	719	753	1,866	1,420
Provision for income taxes	(1)	38	144	60

NET INCOME	$720	$715	$1,722	$1,360

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Per common share data
Net income per common share — basic	$0.44	$0.46	$1.10	$0.87
Net income per common share — diluted	$0.44	$0.45	$1.10	$0.87
Dividends declared	$0.26	$0.26	$0.52	$0.52
Book value per share(period end)	$25.58	$25.10	$25.58	$25.10
Tangible book value per share (period end)	$22.82	$22.21	$22.82	$22.21
Dividend payout ratio	56.94%	57.06%	49.36%	60.00%
Average shares outstanding — basic	1,647,771	1,570,852	1,568,168	1,568,168
Average shares outstanding -diluted	1,647,920	1,572,084	1,568,243	1,569,742
Period ending shares outstanding	1,653,660	1,577,771	1,653,660	1,577,771

Selected ratios
Return on average assets	0.45%	0.47%	0.55%	0.46%
Return on average equity	7.22%	7.48%	8.89%	7.27%
Yield on earning assets	5.17%	5.44%	5.23%	5.44%
Cost of interest bearing liabilities	1.71%	2.15%	1.74%	2.25%
Net interest spread	3.36%	3.29%	3.49%	3.19%
Net interest margin	3.64%	3.49%	3.66%	3.39%
Efficiency (1)	70.68%	68.30%	65.82%	69.86%
Equity to assets at period end	6.61%	6.53%	6.61%	6.53%

(1)	The efficiency ratio is calculated by dividing non-interest expense less amortization of intangibles by the sum of net interest income on a fully taxable equivalent basis plus non-interest income.

	June 30,	June 30,
Asset quality data	2011	2010
(Dollar amounts in thousands)

Non-accrual loans	$19,155	$19,817
Troubled debt restructuring	3,198	—
90 days past due and accruing	116	236

Non-performing loans	22,469	20,053
Other real estate owned	2,145	1,886

Non-performing assets	$24,614	$21,939

Allowance for loan losses	$7,027	$5,834
Allowance for loan losses/total loans	1.82%	1.60%
Net charge-offs:
Quarter-to-date	$358	$135
Year-to-date	759	232
Net charge-offs to average loans
Quarter-to-date	0.09%	0.04%
Year-to-date	0.20%	0.06%
Non-performing loans/total loans	5.83%	5.50%
Allowance for loan losses/non-performing loans	31.27%	29.09%